SUB-ITEM 77-E   LEGAL PROCEEDINGS
LEGAL PROCEEDINGS
Since February 2004, Federated and
 related entities (collectively, "
Federated") have been named as
defendants in several lawsuits that
 are now pending in the United States
District Court for the Western
District of Pennsylvania. These lawsuits have been consolidated into a single action alleging excessive advisory fees involving one of the
 Federated-sponsored mutual funds ("Funds").
       Federated and its counsel have been
defending this litigation. Additional
lawsuits based upon
similar allegations may be filed in the
 future. The potential impact of these
lawsuits, all of which seek
monetary damages, attorneys' fees and
 expenses, and future potential similar
 suits is uncertain. Although
we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the allegations in these matters will not result in increased redemptions, or reduced sales, of shares of the
Funds or other adverse consequences for the Funds.




Current as of:  8/18/94